Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Wendy Crites Wacker, APR Corporate Communications wwacker@rtix.com

Phone (386) 418-8888

REGENERATION TECHNOLOGIES EXPANDS BOARD OF DIRECTORS,

ADDS GREGORY RAINEY OF CCI PERFORMANCE GROUP

ALACHUA, Fla. (March 8, 2007) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic and other biologic implants, announced today that it has expanded its board of directors by one position, adding Gregory P. Rainey, 54, president of CCI Performance Group. This addition brings the total number of RTI board members to six.

As president of CCI Performance Group, Rainey consults with companies on strategic sales and marketing issues as well as sales force performance improvements.

“With his vast expertise in business development and sales leadership in the orthopedics market, Greg will be a great asset to the RTI board, “said Brian K. Hutchison, chairman, president and CEO of RTI. “Greg has a 24-year track record of leadership and success with major players in the healthcare and biotech industries. We are very pleased to have him join us.”

Prior to founding CCI Performance Group in 2004, Rainey served 10 years with Stryker Corporation, with the last four years as vice president of sales for Stryker’s Orthopedic Division. During his tenure, Rainey doubled the division’s sales force and grew sales from $588 million to $1.13 billion. His team also increased the company’s share in spine, trauma and reconstructive markets. Previously, Rainey served as senior director of sales for Howmedica-Osteonics and helped lead the merger of two sales organizations from Stryker Osteonics and Howmedica in the largest acquisition in the history of Stryker Corporation. Previous to Stryker, Rainey served as director of sales for Joint Medical Corporation, as well as sales positions with U.S. Surgical Corporation. Rainey earned a bachelor’s degree in biology from Loyola University.

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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